EXHIBIT 99.1

NEWS

Omega Protein Reports $3.2 Million Profit For 2004

HOUSTON, March 9, 2005 – Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, today reported net income for the 2004 fiscal year of $3.2 million, or 13 cents per share, compared with net income of $5.8 million, or 24 cents a share, the previous year.

Omega Protein recorded revenues of $119.6 million for the 2004 fiscal year which ended December 31, compared with revenues of $117.9 million for 2003. Operating income for 2004 was $5.3 million, versus operating income of $9.5 million for the prior year.

For the fourth quarter of 2004, the Company recorded net loss of $1.1 million, compared with net income of $31,000 the corresponding 2003 quarter. Revenues for the quarter which ended December 31, 2004 were $26.6 million, versus revenues of $33.4 million for the corresponding 2003 quarter. Omega Protein had an operating loss of $1.6 million for the 2004 fourth quarter, compared with an operating loss of $95,000 for the 2003 fourth quarter.

Omega Protein’s fourth quarter results, as well as the results for the full year, reflect a lower than expected fish catch (approximately 18% below 2004 expectations and approximately 8% below 2003 fish catch level), combined with low oil yields. The reduced fish catch was primarily attributable to adverse weather conditions in the Gulf of Mexico and the low oil yields were due to reduced fat content of the fish. The reduced fish catch and low oil yields resulted in higher per unit cost inventories, as well as less product available for sale.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2004	2003	2004	2003
	(in thousands, except per share amounts)
Revenues	$26,632	$33,382	$119,645	$117,926
Cost of sales	25,416	30,682	104,237	99,028
Gross profit	1,216	2,700	15,408	18,898
Selling, general and administrative expenses	2,628	2,773	9,933	9,484
Loss (gain) on disposal of assets	186	22	187	(115)
Operating income (loss)	(1,598)	(95)	5,288	9,529
Interest expense, net	(82)	(194)	(371)	(691)
Other expense, net	(61)	(55)	(221)	(234)
Income (loss) before income taxes	(1,741)	(344)	4,696	8,604
Provision (benefit) for income taxes	(654)	(375)	1,494	2,806

Net income (loss)	$(1,087)	$31	$3,202	$5,798

Basic earnings per share	$(0.04)	$0.00	$0.13	$0.24

Average common shares outstanding	24,700	24,382	24,514	24,193

Diluted earnings per share	$(0.04)	$0.00	$0.12	$0.22

Average common shares and potential common shares outstanding	24,700	26,149	26,429	25,807

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2004	December 31 2003
	(in thousands, except per share amounts)
ASSETS
Current assets	$88,844	$97,445
Property and equipment, net	97,766	85,231
Deferred tax assets, net	1,754	405
Other assets	1,798	3,087

Total Assets	$190,162	$186,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,707	$16,508
Long-term debt, less current maturities	15,943	17,605
Pension liabilities	8,845	6,838
Stockholders’ equity	149,667	145,217

Total liabilities and stockholders’ equity	$190,162	$186,168

BOOK VALUE PER SHARE OUTSTANDING	$6.02	$5.95